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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2019 FINANCIAL RESULTS

•	Sales of $377 million, up 3% from last year; Organic Sales up 1%

•	Operating Margin of 13.4%; Adjusted Operating Margin of 14.5%, down 90 bps

•	GAAP EPS of $0.65; Adjusted EPS of $0.71, down 1% versus prior year period

•	2019 Sales Growth Expectation Remains at 4% to 6% with Organic Sales Growth of 1% to 3%

•	2019 Adjusted Net Income Estimate Lowered to $3.23 to $3.35 per Share; Approximately Flat to Up 4% from 2018 Adjusted Net Income of $3.22 per Share

BRISTOL, Conn., April 26, 2019 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter of 2019.
“For the first quarter, Barnes Group delivered financial performance in-line with our overall expectations. Excellent performance in our Aerospace business helped to substantially overcome continued pressure in select end markets within our Industrial business,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “At Aerospace, record revenues and operating profit, coupled with a healthy backlog, position us favorably for the remainder of the year. At Industrial, we foresee a slow growth environment with declining auto production, delayed auto program launches, and lingering trade and tariff concerns. We continue to closely monitor current market conditions and will adapt as needed to deliver on our commitments,” added Dempsey.

First Quarter 2019 Highlights
Net sales of $377 million in the first quarter were up 3% from $367 million in the prior year period driven by acquisition sales of 5% and organic sales growth (1) of 1%. Foreign exchange negatively impacted sales by 3%. Operating income was $50.6 million, down 11% from $56.6 million in the first quarter of 2018. Excluding Gimatic short term purchase accounting adjustments of $4.0 million, adjusted operating income was $54.6 million, down 4% from a year ago. Adjusted operating margin declined 90 bps to 14.5%.
Interest expense increased $1.2 million, or 31%, to $5.1 million as a result of higher average borrowings due to the Gimatic acquisition, partially offset by a lower average interest rate.
The Company’s effective tax rate was 22.3% for the first quarter of 2019 compared with 23.9% for the prior year period primarily due to international tax holidays awarded in late 2018 offset slightly by the absence of adjustments to certain international valuation reserves.

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Net income was $34.0 million, or $0.65 per diluted share, compared to $38.8 million, or $0.72 per diluted share, a year ago. On an adjusted basis, net income per share of $0.71 was down 1% from $0.72 a year ago. First quarter 2019 adjusted net income per share excludes $0.06 of Gimatic short-term purchase accounting adjustments in our Industrial Segment.
For the first quarter, cash provided by operating activities was $53.1 million versus $30.5 million last year with working capital primarily driving the change. Free cash flow was $39.3 million compared to $19.3 million last year. Capital expenditures were $13.7 million, up $2.5 million from a year ago.

Segment Performance

Industrial
First quarter sales were $242.5 million, down 1% from $246.0 million in the prior year period. Organic sales decreased approximately 4% on continued softness in our automotive end markets. Unfavorable foreign exchange decreased sales by $12.6 million, or 5%, while acquisition revenues from IGS and Gimatic contributed $17.9 million, or 7%. In the current year quarter, a commercial settlement of a patent-related matter benefited revenues by $2.6 million.

Operating profit in the first quarter was $21.5 million, down 34% from $32.4 million in the prior year period. The decrease was driven by lower organic sales volume, unfavorable productivity driven primarily by costs associated with a reduction in workforce, and short-term purchase accounting adjustments. In the quarter, the operating profit benefit of the commercial settlement was substantially offset by the workforce reduction costs. Excluding the Gimatic short-term purchase accounting adjustments in the current year quarter, adjusted operating profit of $25.5 million was down 21% from a year ago while adjusted operating margin was 10.5%, down 270 bps.

Aerospace
First quarter 2019 sales were $134.2 million, up 11% from $120.7 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 9% due to the ramping of new engine programs while aftermarket sales increased 16% from sustained growth in maintenance, repair and overhaul, and spare parts sales.

Operating profit was $29.1 million for the first quarter of 2019, up 20% as compared to $24.3 million in the prior year period, reflecting the profit impact from higher sales volumes. Operating margin of 21.7% was up 160 bps from 20.1% a year ago.

Aerospace OEM backlog ended the first quarter at $804 million, up 10% compared to a year ago, and down 5% from year end 2018. The Company expects to ship approximately 50% of this backlog over the next 12 months.

Share Repurchase Authorization
The Company’s Board of Directors has authorized the repurchase of up to five million shares of Barnes Group common stock. Under this authorization, the Company may, from time to time, repurchase shares in the open market or through privately negotiated transactions depending on market conditions and other relevant factors. This action adds 3.5 million shares to the remaining 1.5 million shares under the 2016 Stock Repurchase Authorization.

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Updated 2019 Outlook

Barnes Group continues to expect 2019 total revenue growth of 4% to 6%, with organic sales growth of 1% to 3%. Foreign exchange is anticipated to negatively impact revenues by approximately 1% for the year, while acquisition revenues are forecasted to provide 4%. Adjusted operating margin is forecasted to be between 15.5% and 16.0%, down slightly from our prior expectation. Earnings are expected to be in the range of $3.15 to $3.27 per diluted share, down from our prior expectation of $3.17 to $3.32 per diluted share. On an adjusted basis, excluding approximately $0.08 of Gimatic short term purchase accounting adjustments, earnings per share are now expected to be $3.23 to $3.35, approximately flat to up 4% from 2018’s adjusted earnings per share of $3.22. Further, the Company continues to expect capital expenditures of $60 to $65 million and cash conversion of greater than 100% of net income. The effective tax rate for 2019 is expected to be between 23.5% and 24.5%.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2019 results at 8:30 a.m. ET today, April 26, 2019. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 5474408. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 26, 2019 until 11:59 p.m. (ET) on Friday, May 3, 2019, by dialing (416) 621-4642; Conference ID 5474408.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions, including any potential adverse effects associated with a U.S. government shutdown; the impact of new or revised tax laws and regulations; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing

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impact of prior acquisitions and divestitures, including the ongoing impact of the acquisition of Gimatic S.r.l., including integration efforts; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2019	2018	% Change
Net sales	$376,692	$366,660	2.7

Cost of sales	244,643	237,134	3.2
Selling and administrative expenses	81,400	72,893	11.7
	326,043	310,027	5.2
Operating income	50,649	56,633	(10.6)

Operating margin	13.4%	15.4%

Interest expense	5,113	3,892	31.4
Other expense (income), net	1,806	1,763	2.4
Income before income taxes	43,730	50,978	(14.2)
Income taxes	9,738	12,160	(19.9)
Net income	$33,992	$38,818	(12.4)

Common dividends	$8,217	$7,453	10.2

Per common share:
Net income:
Basic	$0.66	$0.73	(9.6)
Diluted	0.65	0.72	(9.7)
Dividends	0.16	0.14	14.3

Weighted average common shares outstanding:
Basic	51,660,804	53,535,424	(3.5)
Diluted	52,189,465	54,089,327	(3.5)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2019	2018	% Change
Net sales
Industrial	$242,502	$245,967	(1.4)
Aerospace	134,190	120,699	11.2
Intersegment sales	—	(6)
Total net sales	$376,692	$366,660	2.7

Operating profit
Industrial	$21,502	$32,378	(33.6)
Aerospace	29,147	24,255	20.2
Total operating profit	$50,649	$56,633	(10.6)

Operating margin			Change
Industrial	8.9%	13.2%	(430)	bps.
Aerospace	21.7%	20.1%	160	bps.
Total operating margin	13.4%	15.4%	(200)	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2019 (1)	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$103,507	$100,719
Accounts receivable	377,826	382,253
Inventories	257,249	265,990
Prepaid expenses and other current assets	58,839	57,184
Total current assets	797,421	806,146

Deferred income taxes	19,609	20,474
Property, plant and equipment, net	367,871	370,531
Goodwill	944,809	955,524
Other intangible assets, net	617,562	636,538
Other assets	52,403	19,757
Total assets	$2,799,675	$2,808,970

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$23,051	$2,137
Accounts payable	132,329	143,419
Accrued liabilities	208,420	206,782
Long-term debt - current	5,231	5,522
Total current liabilities	369,031	357,860

Long-term debt	877,540	936,357
Accrued retirement benefits	102,061	104,302
Deferred income taxes	103,366	106,559
Long-term tax liability	72,961	72,961
Other liabilities	50,213	27,875

Total stockholders' equity	1,224,503	1,203,056
Total liabilities and stockholders' equity	$2,799,675	$2,808,970

Notes:
(1) The Company adopted the amended standard related to accounting for leases in the first quarter of 2019.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2019	2018
Operating activities:
Net income	$33,992	$38,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,100	23,677
Loss (gain) on disposition of property, plant and equipment	91	(158)
Stock compensation expense	3,021	2,501
Changes in assets and liabilities:
Accounts receivable	4,345	(26,841)
Inventories	7,300	(13,920)
Prepaid expenses and other current assets	(2,670)	(6,028)
Accounts payable	(9,179)	4,488
Accrued liabilities	(4,708)	10,494
Deferred income taxes	(872)	(66)
Long-term retirement benefits	(3,428)	(2,213)
Other	68	(269)
Net cash provided by operating activities	53,060	30,483

Investing activities:
Proceeds from disposition of property, plant and equipment	322	552
Capital expenditures	(13,738)	(11,210)
Other	—	(1,000)
Net cash used by investing activities	(13,416)	(11,658)

Financing activities:
Net change in other borrowings	20,903	9,169
Payments on long-term debt	(152,195)	(111,845)
Proceeds from the issuance of long-term debt	102,990	87,500
Proceeds from the issuance of common stock	986	317
Common stock repurchases	—	(33,541)
Dividends paid	(8,217)	(7,453)
Withholding taxes paid on stock issuances	(80)	(68)
Other	(1,340)	(6,546)
Net cash used by financing activities	(36,953)	(62,467)

Effect of exchange rate changes on cash flows	97	3,053
Increase (decrease) in cash and cash equivalents	2,788	(40,589)

Cash and cash equivalents at beginning of period	100,719	145,290
Cash and cash equivalents at end of period	$103,507	$104,701

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2019	2018
Free cash flow:
Net cash provided by operating activities	$53,060	$30,483
Capital expenditures	(13,738)	(11,210)
Free cash flow (1)	$39,322	$19,273

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2019	2018		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$21,502	$32,378		(33.6)
Gimatic short-term purchase accounting adjustments	3,986	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$25,488	$32,378		(21.3)

Operating Margin - Industrial Segment (GAAP)	8.9%	13.2%		(430)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	10.5%	13.2%		(270)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$50,649	$56,633		(10.6)
Gimatic short-term purchase accounting adjustments	3,986	—
Operating Income as adjusted (Non-GAAP) (1)	$54,635	$56,633		(3.5)

Operating Margin (GAAP)	13.4%	15.4%		(200)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	14.5%	15.4%		(90)	bps.

Diluted Net Income per Share (GAAP)	$0.65	$0.72		(9.7)
Gimatic short-term purchase accounting adjustments	0.06	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.71	$0.72		(1.4)

	Full-Year 2018	Full-Year 2019 Outlook
Diluted Net Income per Share (GAAP)	$3.15	$3.15	to	$3.27
Effects of U.S. tax reform	(0.05)
IGS short-term purchase accounting adjustments	0.04
Gimatic short-term purchase accounting adjustments	0.04		0.08
Acquisition transaction costs	0.04
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$3.22	$3.23	to	$3.35

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition from its “as adjusted” financial measurements for 2019. The Company has excluded the following from its "as adjusted" financial measurements for 2018: 1) $2,613 of adjustments made in 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), 2) short-term purchase accounting adjustments related to its Industrial Gas Springs (IGS) and Gimatic acquisitions and 3) transaction costs related to the IGS and Gimatic acquisitions. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item. In 2018, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 2% as the majority of these costs are not expected to be deductible. The remaining items include tax effects that range from approximately 22% to 27%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.